EXHIBIT 99.1

For Immediate Release

DIGITAL VIDEO SYSTEMS REPORTS THIRD-QUARTER RESULTS

PALO ALTO, CALIF. NOV. 14, 2003 - Digital Video Systems, Inc. (DVS/NASDAQ: DVID), a leading manufacturer of DVD loaders and other DVD-based products, today reported operating results for its fiscal year 2003 third quarter and for the nine-month period ended September 30, 2003.

For the third quarter ended September 30, 2003, Digital Video Systems, Inc. posted consolidated net revenues of $19.7 million as compared to $47.8 million for the third quarter ended September 30, 2002. Consolidated net loss for the third quarter ended September 30, 2003 was $1.6 million or $0.20 per basic and diluted share, versus net income of $1.8 million, or $0.31 per basic and diluted share, for the third quarter ended September 30, 2002.

For the nine months ended September 30, 2003, the Company posted consolidated net revenues of $70.6 million as compared to $113.2 million for the corresponding nine months of fiscal 2002. Consolidated net loss for the nine months ended September 30, 2003 was $4.5 million, or $0.63 per basic or diluted share versus a net loss of $951,000, or $0.16 per basic and diluted share, for the corresponding period in the prior year.

year-ago period.

Management attributed results primarily to the Company's ongoing investment in new technology and markets following the shift in strategic focus away from the Company's traditional DVD loader business, with investments in research and development up 40% for the quarter compared with the year-earlier period. These new product developments, including a line of automotive and home DVD players and rewriteable/recordable devices, are targeted at the Company's traditional customers as well as new markets in the U.S. and India, and initial customer shipments have begun from DVS manufacturing facilities in Korea and China. Operating results reflect this shift in focus, with gross margins having improved from 9.6% for the third quarter of 2002 to 11.2% for the quarter ended September 30, 2003.

DVS Chief Executive Officer, Douglas T. Watson, commented, "2003 has been a tough year for us in terms of earnings, but I am pleased to see the progress we are making with our new product offerings and the new geographic markets we are entering. This is a powerful combination for any company."

Conference Call

Digital Video Systems ("DVS" or the "Company") (NASDAQ: DVID) will hold a conference call on its third-quarter fiscal year 2003 financial results on Monday, November 17, 2003 at 4:15 p.m. EST (1:15 p.m. PST).

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (877) 299-8279. International callers should dial (706) 634-6508. There is no pass code required for this call.

If you are unable to participate in the call at this time, a replay will be available on Monday, November 17 at 3:15 p.m. PST, through Wednesday, November 19 at midnight PST. To access the replay dial (800) 642-1687 or (706) 645-9291 and enter the conference ID number 3998498. A replay or transcript will also be made available on our website at www.dvsystems.com under the heading "2003 Third Quarter Results Conference Call" on the DVS News Page.

About Digital Video Systems, Inc.

Established in 1992, DVS is a publicly held company specializing in the development and application of digital video technologies enabling the convergence of data, digital audio, digital video and high-end graphics. DVS is headquartered in Palo Alto, California, with subsidiaries and branch offices in South Korea, China and India.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Any statements made in this release that are not historical facts contain forward-looking information that involves risks and uncertainties. These forward-looking statements include, but are not limited to, statements regarding the strategic direction of DVS, DVSE India and DVS Korea, new products, our development efforts, new markets for DVS products, our leadership in technology development, expected margins, profitability and our market position. Important factors that may cause actual results to differ include, but are not limited to, the timely availability of components, sufficiency of working capital, the impact of competitive products and services, the company's ability to manage growth and acquisitions of technology or businesses, the effect of economic and business conditions, and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission. Digital Video Systems, Inc. assumes no obligation to update these forward-looking statements, and does not intend to do so.

For Further Information Please Contact:

DVS Contact: Larissa Licea

Office: 650.322.8108, ext.106 E-Mail: ir@dvsystems.com

http://www.dvsystems.com

Investor Relations Contact:

Sean Collins, Partner

CCG Investor Relations

(818) 789-0100, ext. 202.

sean.collins@ccgir.com

(financial table follows)

Digital Video Systems, Inc.

Condensed Consolidated Statements of Operations

(In Thousands, except Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Net revenue	$ 19,677	$ 47,756	$ 70,603	$ 113,182
Cost of revenue	17,469	43,184	64,833	102,758
Gross margin	2,208	4,572	5,770	10,424
Operating expenses:
Research and development	1,364	953	4,033	2,640
Sales and marketing	634	879	2,196	2,001
General and administrative	1,519	1,266	5,008	4,673
Total operating expenses	3,517	3,098	11,237	9,314
(Loss) income from operations	(1,309)	1,474	(5,467)	1,110
Interest (expense) income, net	(378)	(625)	(921)	(1,389)
Other (expense) income	(732)	1,503	(145)	(23)
(Loss) income before minority interest and income taxes	(2,419)	2,352	(6,533)	(302)
Income tax benefit (provision)	230	(280)	228	(332)
Minority interest	593	(225)	1,811	(317)
Net (loss) income	$ (1,596)	$ 1,847	$(4,494)	$(951)
Net (loss) income per share - basic and diluted	$ (0.20)	$ 0.31	$ (0.63)	$ (0.16)
Weighted average common shares and equivalent outstanding	7,949	5,889	7,090	5,889

Digital Video Systems, Inc.

Condensed Consolidated Balance Sheet

(In Thousands)

	September 30,	December 31,
	2003	2002
ASSETS:	(Unaudited)
Current assets:
Cash and cash equivalents	$ 8,258	$ 12,330
Restricted cash	6,219	5,908
Accounts receivable, net	8,118	10,749
Inventories	26,480	25,758
Marketable debt securities	438	427
Prepaid expenses and other current assets	4,003	3,402
Notes receivable - related party	1,084	884
Total current assets	54,600	59,458
Property and equipment, net	12,282	11,067
Intangibles	398	587
Other assets	601	315
Total assets	$ 67,881	$ 71,427
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:
Line of credit	$ 27,722	$ 26,086
Current portion of long term debt	-	192
Notes payable	5,085	4,223
Accounts payable	11,335	13,592
Accounts payable - related party	515	434
Accrued liabilities	2,322	3,325
Other payable	87	234
Total current liabilities	47,066	48,086
Long term liabilities:
Long term liabilities - long term debt	-	96
Total liabilities	47,066	48,182
Minority interest	12,009	13,434
Stockholders' equity:
Preferred stock	-	-
Common stock	1	1
Additional paid-in capital	76,402	73,334
Accumulated other comprehensive loss	1,864	1,457
Deferred compensation	(6)	(20)
Accumulated deficit	(69,455)	(64,961)
Total stockholders' equity	8,806	9,811
Total liabilities and stockholders' equity	$ 67,881	$ 71,427

###